Exhibit 99.1

RPM Increases Cash Dividend For 41st Consecutive Year

Quarterly payment of $0.26 per share is 8.3% increase over prior year

MEDINA, Ohio, Oct. 9, 2014 /PRNewswire/ — RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.26 per share, payable on October 31, 2014, to stockholders of record as of October 20, 2014. This payment represents an 8.3 percent increase over the $0.24 quarterly cash dividend paid at this time last year.

This action marks RPM’s 41st consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of 1 percent of all 19,000 publicly-traded U.S. companies. Only 46 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the 2014 summer edition of the Mergent Handbook of Dividend Achievers. At a share price of $44.00, RPM’s dividend yield would be 2.4 percent.

“A continually increasing cash dividend is one of the primary ways we create value for our long-term shareholders,” stated chairman and chief executive officer Frank C. Sullivan. “It has been key to our ability to generate a cumulative total return that has outperformed both the S&P 500 and our peers over the past five- and ten-year periods.”

At the annual meeting, RPM re-elected four directors to serve in Class III with terms expiring at the annual meeting of stockholders in 2017. They include Frederick R. Nance, regional managing partner of Squire Patton Boggs (US) LLP; Charles A. Ratner, chairman of Forest City Enterprises, Inc.; William B. Summers, Jr., retired chairman and chief executive officer of McDonald Investments Inc., which is now a part of KeyBanc Capital Markets; and Dr. Jerry Sue Thornton, retired president of Cuyahoga Community College.

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president — investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.